Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT, (the “Agreement”) made this 15th day of November 2010, by and among Artfest International, Inc., a corporation whose address is 13300 Branch View, Dallas, Texas 75234 (“Buyer”) and Rick Matthews, and individual (“Seller”), a shareholder of PBS Holding, Inc. (hereinafter referred to as “PBHG” and/or the “Company”).

W I T N E S S E T H:

WHEREAS, Seller owns Eight million five hundred forty-nine thousand one-hundred ninety-eight (8,549,198) shares of PBHG common stock (the “Stock” or “Shares”) representing approximately 72.6383% of the outstanding share of the Company; and

WHEREAS, Buyer wishes to purchase the Stock from Seller;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1

1.           Agreement to Purchase and Sell.   Seller will sell to Buyer and Buyer agrees to purchase the Stock for a total price of Forty-eight Thousand Five Hundred Dollars and no/100 ($48,000.00) (the “Purchase Price”). The Purchase Price shall be payable as follows: secured funds by certified payment, wire or cash to Seller, $25,000; $15,000 to Tuggey Rosenthal Pauerstein Sandoloski Agather LLP, of which $5,000 is acknowledged as already received; $5,000 to accountant designated by Seller; and $3,500 to the current Company transfer agent.

2.           Closing And Payment.  Subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Buyer, Seller will sell and, subject to the terms and conditions hereof, and Purchaser will purchase, at a single closing, the Stock. The Closing shall be held at the offices of buyer on such date as may be agreed upon by the Parties (the “Closing Date”). At the Closing, Seller shall deliver: (i) the Stock and, if applicable, with executed stock powers, (ii) the resignation of the all a Directors of the Corporation; (iii) a Board of Directors resolution appointing Purchaser as a Director and officer of Corporation; (iii) a Board of Directors resolutions appointing Purchaser as a Director and officer of Corporation; (iv) Financial records of the Corporation; (v) True and correct copies of all business and corporate records of Corporation, including but not limited to correspondence files, bank statements, checkbooks, corporate minutes, financial statements, corporate bylaws, corporate articles of incorporation, shareholder listings, stock transfer records, agreements and contracts; and (vi) Such other documents of Corporation as may be reasonably requested by Purchaser and which are available. At the Closing, Buyer will deliver to Seller the Purchase Price. All the foregoing items shall be held in escrow until such time as Buyer has received certified funds or cash, at which time, all items shall be released from escrow.

3.           Representations and Warranties of Seller.   Seller herby represents and warrants to Buyer that the statements in the following paragraphs of this Section 3 are all true and complete as of the date hereof:

a.           Exempt Transaction.   Buyer understands that the offering and sale of the Stock is intended to be exempt from registration under the Act and exempt from registration or qualification under any state law.

b.           Full Authority.   Buyer represents that he has full power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser, and upon the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations herein, will constitute, a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ right or by general principles of equity.

c.            Investment Intent. The Stock to be purchased by Buyer hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale of distribution thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distrusting the same.

d.           Information Concerning the Company. Buyer has conducted his own due diligence with respect to the Company and its liabilities and believes he has enough information upon which to base an investment decision in the Stock. Buyer acknowledges that Sell has made no representations with respect to the existence of non-existence of liabilities in the Company.

e.           Investment Experience.  The Buyer understands that the purchase of the Stock involves substantial risk. The Buyer (a) has experience as a purchaser in securities of companies in the development state and acknowledges that he can bear the economic risk of Buyer’s investment in the Stock and (b) has such knowledge and experience in financial, tax, and business matters so as to enable Buyer to evaluate the merits and risks of an investment in the Stock, to protect Buyer’s own interests in connection with the investment, and to make an informed investment decision with respect thereto.

f.           No Oral Representations. No oral or written representations have been made other than as stated, or in addition to those stated, in this Agreement, and Buyer is not relying on any oral statements made by Seller, or any of Seller’s representatives or affiliates, in purchasing the Stock.

g.           Restricted Securities.  Buyer understands that the Stock is characterized as “restricted securities” under the Act inasmuch as they were acquired from the Company in a transaction not involving a public offering and that under the Act, and applicable regulations thereunder.

5.           Covenant of Acquisition.  Buyer hereby covenants and agrees that it will immediately cause PBHG to acquire certain companies as determined by Buyer and the board of directors in order to benefit all PBHG shareholders.

6.           Arbitration. Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Florida, Orange County, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. In the event of disputes between the parties related to this transaction, the prevailing party will be entitled to recover reasonable attorney and legal fees and court costs from the non-prevailing party.

7.           Termination.  Buyer or Seller may not, except for a material breach or failure of a condition of requirement, on or before the Closing Date.

8.           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Buyer may not assign or transfer any of its rights or obligations under this Agreement.

9.           Governing Law. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of Florida.

10.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.

11.           Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

12.           Costs, Expenses.  Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

13.           Conditions to Closing.  The obligations of the Purchaser to purchase the Shares at the Closing are subject to the fulfillment to its satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived in accordance with the provisions of subsection 14 hereof.

a.           Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by the Company and Seller in Section 3 hereof shall be true and correct when made and at the Closing. The Company’s business and assets shall not have been adversely affected in any material way prior to the Closing. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

b.           Consents and Waivers.  The Company shall have obtained in a timely fashion and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

14.           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and the Buyer. No delay or omission to exercise any right, power, or remedy accruing to Buyer, upon any breach, default or noncompliance of Seller under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to Purchaser, shall be cumulative and not alternative.

15.           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

16.           Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

17.           Further Assurances.  From and after the date of this Agreement, upon the request of the Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

18.           Brokers.  Both parties represent and warrant they have entered into this Agreement with the advice of each parties own investment advisor or broker. Further, each party shall be responsible for their own fees to its brokers or investment advisor, and neither party shall be responsible for the fees of the other party.

a.           The Seller (i) represents and warrants that it has retained no finder or broker in conncection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold Buyer harmless from and against any liability for commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Seller, or any of its employees or representatives, is responsible.

b.           The Buyer (i) represents and warrants that the Buyer has retained no finder or broker in connection with the transactions contemplated by the Agreement, and (ii) hereby agrees to indemnify and to hold the Seller harmless from and against any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the cost and expenses of defending against such liability or assessed liability) for which such Buyer is responsible.

c.           The Company (i) represents and warrants that the Seller has retained no finder or broker in connection with the transactions contemplated by the Agreement, and (ii) hereby agrees to indemnify and to hold the Seller harmless from and against any liability for any commission or compensation in the nature or a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or assessed liability) for which such Seller is responsible.

20.           Attorney’s.   All parties acknowledge and agree that: (a) the parties are executing this Agreement voluntarily and without any duress or undue influence; (b) the parties have carefully read this Agreement and have asked any questions needed to understand the terms, consequences, and binding effect of this Agreement and fully understand them; and (c) the parties have sought the advice of an attorney of their respective choice if so desired prior to signing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER	BUYER

/s/ Rick Matthews	/s/ Edward Vakser
Rick Matthews	Artfest International, Inc.
By: Edward Vakser, CEO

COMPANY

/s/ Pat D. Matthews
PBS Holding, Inc.
By: Patrick D. Matthews, President

EXHIBIT “A”

Attorney’s fees in the amount of $5,000
Transfer agent fees in an undetermined amount
Shareholder claims to funds held by the Company transfer agent